Exhibit 99.1

CITI TRENDS HIRES BRUCE D. SMITH AS CHIEF FINANCIAL OFFICER

SAVANNAH, GA (April 2, 2007) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that Bruce D. Smith joined the company, effective immediately, as Senior Vice President and Chief Financial Officer. Smith will report directly to Ed Anderson, Chairman and Chief Executive Officer.

Smith joins Citi Trends after 10 years at Hancock Fabrics, Inc., where he most recently served as Executive Vice President and Chief Financial Officer. Smith brings broad experience in finance, accounting, audit, systems, human resources, legal, investor relations and real estate to his new assignment. He previously served as Executive Vice President and Chief Financial Officer of Fred’s, Inc. from 1991 to 1996, and was a Senior Manager with Price Waterhouse (now PricewaterhouseCoopers LLP) during his tenure there from 1980 to 1991. Smith earned a Bachelor of Business Administration degree from the University of Memphis and is a Certified Public Accountant.

Ed Anderson commented, “Bruce is an exceptional addition to our senior management team. With more than 26 years of experience in accounting and finance, including more than 15 years in the retail industry, his qualifications and broad range of talents make Bruce the right fit for Citi Trends. I look forward to his counsel and leadership in supporting our growth plans.”

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 277 stores located in 16 states in the South, Southeast, Midwest and Mid-Atlantic regions, and our website address is www.cititrends.com. CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

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Contact: Tripp Sullivan	Ed Anderson
Corporate Communications, Inc.	Citi Trends, Inc.
(615) 254-3376	Chief Executive Officer
(912) 443-3705